Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2025
- Reiterates $100 Million Inventory Reduction Target for Fiscal 2026 -
- Updates Modeling Assumptions for Fiscal 2026 -
West Fargo, ND – August 28, 2025 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2025.
“We produced solid second quarter results amid a challenging market environment, and remain focused on the execution of our operational plan to optimize inventory, ensuring we are in an improved position exiting this fiscal year," stated Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "While we experienced a modest increase in inventory during the second quarter, our inventory levels have remained relatively consistent through the first half of the year, and in line with our previously communicated expectations. The quarterly increase was largely due to timing of OEM shipments ahead of deliveries to our end customers in the second half of this fiscal year. We are on track with our inventory reduction strategy, and we are positioned to exceed our initial $100 million target for the full year, with the majority of that progress still expected toward the end of the fiscal year. Importantly, our parts and service businesses continue to provide stability during this trough in the equipment cycle, as we remain focused on delivering best-in-class service and support for our customers."
Fiscal 2026 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2026, revenue was $546.4 million compared to $633.7 million in the second quarter last year. Equipment revenue was $376.3 million for the second quarter of fiscal 2026, compared to $465.2 million in the second quarter last year. Parts revenue was $109.2 million for the second quarter of fiscal 2026, compared to $109.8 million in the second quarter last year. Service revenue was $48.8 million for the second quarter of fiscal 2026, compared to $47.3 million in the second quarter last year. Rental and other revenue was $12.1 million for the second quarter of fiscal 2026, compared to $11.4 million in the second quarter last year.
Gross profit for the second quarter of fiscal 2026 was $93.6 million, compared to $112.4 million in the second quarter last year. The Company's gross profit margin was 17.1% in the second quarter of fiscal 2026, compared to 17.7% in the second quarter last year. The year-over-year decrease in gross profit margin was primarily due to lower equipment margins, driven by softer retail demand and the Company's initiatives to manage inventory to targeted levels.
Operating expenses were $92.7 million for the second quarter of fiscal 2026, compared to $95.2 million in the second quarter last year. The decrease was led by lower variable expenses associated with the year-over-year decline in revenue, as well as management's expense reduction efforts. Operating expense as a percentage of revenue was 17.0% for the second quarter of fiscal 2026, compared to 15.0% of revenue in the second quarter last year.
Floorplan interest expense and other interest expense was $11.5 million in the second quarter of fiscal 2026, compared to $13.0 million for the same period last year. Floorplan interest expense decreased in the second quarter of fiscal 2026 compared to the same period last year due to lower interest-bearing inventory levels.

In the second quarter of fiscal 2026, net loss was $6.0 million, with loss per diluted share of $0.26, compared to net loss of $4.3 million, with loss per diluted share of $0.19, for the same period last year. Results for the second quarter of fiscal 2025 included a non-cash sale-leaseback financing expense of approximately $8.3 million, or $0.36 per diluted share. Excluding this non-recurring item, adjusted net income for the prior year quarter was $4.0 million, or adjusted earnings per diluted share of $0.17.
EBITDA in the second quarter of fiscal 2026 was $12.4 million, compared to $18.3 million in the second quarter last year.
Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2026 was $345.8 million, compared to $424.0 million in the second quarter last year, reflecting a same-store sales decrease of 18.7%. The revenue decrease resulted from a softening of demand for equipment, driven by lower commodity prices and sustained high interest rates, both of which are reducing farmer profitability. Pre-tax loss for the second quarter of fiscal 2026 was $12.3 million, compared to $0.6 million of pre-tax income in the second quarter last year. Included in the results for the second quarter of fiscal 2025 was a $6.1 million non-cash sale-leaseback expense.
Construction Segment - Revenue for the second quarter of fiscal 2026 was $72.0 million, compared to $80.2 million in the second quarter last year, reflecting a same-store sales decrease of 10.2%. The decrease was driven by lower equipment sales. Pre-tax loss for the second quarter of fiscal 2026 was $1.2 million, compared to pre-tax loss of $4.9 million in the second quarter last year. Included in the results for the second quarter of fiscal 2025 was a $5.1 million non-cash sale-leaseback expense.

Europe Segment - Revenue for the second quarter of fiscal 2026 was $98.1 million, compared to $68.1 million in the second quarter last year, which includes a $4.1 million positive impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue increased $25.9 million, or 38.1%, largely driven by European Union stimulus programs in Romania. Pre-tax income for the second quarter of fiscal 2026 was $5.1 million, compared to pre-tax loss of $2.3 million in the second quarter last year.
Australia Segment - Revenue for the second quarter of fiscal 2026 was $30.6 million, compared to $61.3 million in the second quarter last year, which includes a $0.9 million negative impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue decreased $29.8 million or 48.7%. The decrease was driven by the normalization of sprayer deliveries in fiscal 2026 after having caught up on a multi-year backlog of deliveries during fiscal 2025. Pre-tax loss for the second quarter of fiscal 2026 was $2.1 million, compared to pre-tax income of $1.4 million in the second quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2026 was $32.7 million. Inventories were flat at $1.1 billion as of July 31, 2025 compared to January 31, 2025. Outstanding floorplan payables were $852.2 million on $1.5 billion total available floorplan and working capital lines of credit as of July 31, 2025, compared to $755.7 million outstanding floorplan payables as of January 31, 2025.
For the six months ended July 31, 2025, the Company's net cash provided by operating activities was $49.9 million, compared to net cash used for operating activities of $47.4 million for the six months ended July 31, 2024. The change in cash from operating activities was primarily attributable to changes in inventory and a changing mix in floorplan financing, which was partially offset by a decrease in net income for the first six months of fiscal 2026 compared to the prior year period.

Additional Management Commentary

Mr. Knutson continued, "Our proactive approach to optimizing inventory is helping drive equipment sales amid a weak demand backdrop, and this approach requires pricing concessions which are continuing to compress equipment margins. As such, we are adjusting our revenue modeling assumptions and narrowing our adjusted diluted loss per share guidance to a range of ($1.50) to ($2.00). These changes reflect our steadfast commitment to achieving the inventory reduction targets we set for this fiscal year. Our near-term efforts remain focused on ensuring we exit this fiscal year with more optimized levels of inventory so we can reaccelerate the business back toward normalized levels of earnings generation as swiftly as possible."
Fiscal 2026 Modeling Assumptions
The following are the Company's current expectations for fiscal 2026 modeling assumptions:

	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture (1)	Down 20% - Down 25%	Down 15% - Down 20%
Construction	Down 5% - Down 10%	Down 3% - Down 8%
Europe	Up 23% - Up 28%	Up 30% - Up 40%
Australia	Down 20% - Down 25%	Down 20% - Down 25%

Adjusted Diluted Loss Per Share (1)	($1.25) - ($2.00)	($1.50) - ($2.00)
(1) Includes the full year impact of the Farmers Implement and Irrigation acquisition, which closed in May 2025.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, August 28, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13755311.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures and Adjusted Net (Loss) Income, Adjusted (Loss) Income before Income Taxes and Adjusted Diluted (Losses) Earnings per Share
This press release and the attached financial tables contain a reconciliation of certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure in the schedule included in this press release, other than Adjusted Diluted Loss per Share for Fiscal 2026. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of any adjusted financial measures used in this release to their most directly comparable

GAAP financial measures. The reconciliation is attached to this release. The table included in the Non-GAAP Reconciliations section reconcile EBITDA and adjusted EBITDA, for the periods presented, to their respective most directly comparable GAAP financial measures. A reconciliation of Adjusted Diluted Loss Per Share for fiscal 2026 is not available without unreasonable effort due to the variability and low visibility of factors that may impact comparable GAAP.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2026, statements regarding the Company's ability to reduce inventory levels and enhance profitability, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the Securities and Exchange Commission. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2025	January 31, 2025
Assets
Current Assets
Cash	$32,675	$35,898
Receivables, net of allowance for expected credit losses	127,608	119,814
Inventories, net	1,140,000	1,108,672
Prepaid expenses and other	25,999	28,244
Total current assets	1,326,282	1,292,628
Noncurrent Assets
Property and equipment, net of accumulated depreciation	377,897	379,690
Operating lease assets	48,210	27,935
Deferred income taxes	11,492	2,552
Goodwill	63,936	61,246
Intangible assets, net of accumulated amortization	48,983	48,306
Other	1,142	1,581
Total noncurrent assets	551,660	521,310
Total Assets	$1,877,942	$1,813,938

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$41,502	$37,166
Floorplan payable	852,225	755,698
Current maturities of long-term debt	11,432	10,920
Current operating lease liabilities	4,356	5,747
Deferred revenue	41,702	91,933
Accrued expenses and other	59,916	59,492
Total current liabilities	1,011,133	960,956
Long-Term Liabilities
Long-term debt, less current maturities	153,058	157,767
Operating lease liabilities	46,082	25,588
Finance lease liabilities	44,570	44,894
Deferred income taxes	9,322	8,818
Other long-term liabilities	3,434	1,838
Total long-term liabilities	256,466	238,905
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	264,395	262,097
Retained earnings	341,110	360,314
Accumulated other comprehensive income (loss)	4,838	(8,334)
Total stockholders' equity	610,343	614,077
Total Liabilities and Stockholders' Equity	$1,877,942	$1,813,938

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2025	2024	2025	2024
Revenue
Equipment	$376,262	$465,233	$813,102	$933,322
Parts	109,222	109,805	214,851	218,032
Service	48,800	47,268	92,817	92,346
Rental and other	12,142	11,368	19,993	18,676
Total Revenue	546,426	633,674	1,140,763	1,262,376
Cost of Revenue
Equipment	351,406	422,236	758,755	834,476
Parts	74,573	74,239	147,653	147,390
Service	17,480	16,144	34,089	32,920
Rental and other	9,321	8,676	15,686	13,458
Total Cost of Revenue	452,780	521,295	956,183	1,028,244
Gross Profit	93,646	112,379	184,580	234,132
Operating Expenses	92,661	95,156	189,065	194,314
Impairment of Goodwill	—	531	—	531
Impairment of Intangible and Long-Lived Assets	323	942	589	942
Income (Loss) from Operations	662	15,750	(5,074)	38,345
Other Income (Expense)
Interest and other income (expense)	2,638	(7,048)	2,149	(7,335)
Floorplan interest expense	(6,812)	(9,218)	(13,338)	(16,282)
Other interest expense	(4,724)	(3,734)	(9,256)	(6,193)
(Loss) Income Before Income Taxes	(8,236)	(4,250)	(25,519)	8,535
(Benefit) Provision for Income Taxes	(2,236)	54	(6,315)	3,399
Net (Loss) Income	$(6,000)	$(4,304)	$(19,204)	$5,136

Diluted (Losses) Earnings per Share	$(0.26)	$(0.19)	$(0.85)	$0.22
Diluted Weighted Average Common Shares	22,764	22,617	22,717	22,583

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2025	2024
Operating Activities
Net (loss) income	$(19,204)	$5,136
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	18,329	18,413
Impairment	589	1,473
Sale-leaseback financing expense	—	11,159
Other, net	(6,623)	5,676
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(2,929)	(242,113)
Manufacturer floorplan payable	100,638	206,103
Receivables	(4,199)	18,499
Other working capital	(36,707)	(71,713)
Net Cash Provided by (Used for) Operating Activities	49,894	(47,367)
Investing Activities
Property and equipment purchases	(15,655)	(22,535)
Proceeds from sale of property and equipment	3,829	1,198
Acquisition consideration, net of cash acquired	(13,370)	(260)
Other, net	344	130
Net Cash Used for Investing Activities	(24,852)	(21,467)
Financing Activities
Net change in non-manufacturer floorplan payable	(19,633)	78,965
Net proceeds/(payments) from long-term debt and finance leases	(9,617)	(11,853)
Other, net	(711)	(4,701)
Net Cash (Used for) Provided by Financing Activities	(29,961)	62,411
Effect of Exchange Rate Changes on Cash	1,696	(424)
Net Change in Cash	(3,223)	(6,847)
Cash at Beginning of Period	35,898	38,066
Cash at End of Period	$32,675	$31,219

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2025	2024	% Change	2025	2024	% Change
Revenue
Agriculture	$345,755	$424,036	(18.5)%	$730,141	$871,721	(16.2)%
Construction	71,987	80,191	(10.2)%	144,117	151,683	(5.0)%
Europe	98,117	68,149	44.0%	191,975	133,254	44.1%
Australia	30,567	61,298	(50.1)%	74,530	105,718	(29.5)%
Total	$546,426	$633,674	(13.8)%	$1,140,763	$1,262,376	(9.6)%

(Loss) Income Before Income Taxes
Agriculture	$(12,295)	$635	n/m	$(25,075)	$13,680	n/m
Construction	(1,216)	(4,893)	75.1%	(5,393)	(4,625)	n/m
Europe	5,147	(2,270)	n/m	9,857	(919)	n/m
Australia	(2,107)	1,362	n/m	(2,669)	876	n/m
Segment (Loss) Income Before Income Taxes	(10,471)	(5,166)	(102.7)%	(23,280)	9,012	n/m
Shared Resources	2,235	916	144.0%	(2,239)	(477)	n/m
Total	$(8,236)	$(4,250)	(93.8)%	$(25,519)	$8,535	n/m
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2025	2024	2025	2024
Adjusted Net (Loss) Income
Net (Loss) Income	$(6,000)	$(4,304)	$(19,204)	$5,136
Adjustments
Impact of sale-leaseback financing expense (1)	—	11,159	—	11,159
Total Pre-Tax Adjustments	—	11,159	—	11,159
Less: Tax Effect of Adjustments (2)	—	(2,845)	—	(2,845)
Total Adjustments	—	8,314	—	8,314
Adjusted Net (Loss) Income	$(6,000)	$4,010	$(19,204)	$13,450

Adjusted Diluted (Losses) Earnings Per Share
Diluted (Losses) Earnings Per Share	$(0.26)	$(0.19)	$(0.85)	$0.22
Adjustments
Impact of sale-leaseback financing expense (1)	—	0.48	—	0.49
Total Pre-Tax Adjustments	—	0.48	—	0.49
Less: Tax Effect of Adjustments (2)	—	(0.12)	—	(0.12)
Total Adjustments	—	0.36	—	0.37
Adjusted Diluted (Losses) Earnings Per Share	$(0.26)	$0.17	$(0.85)	$0.59

Adjusted (Loss) Income Before Income Taxes
(Loss) Income Before Income Taxes	$(8,236)	$(4,250)	$(25,519)	$8,535
Adjustments
Impact of sale-leaseback financing expense (1)	—	11,159	—	11,159
Total Adjustments	—	11,159	—	11,159
Adjusted (Loss) Income Before Income Taxes	$(8,236)	$6,909	$(25,519)	$19,694

Adjusted Income Before Income Taxes - Agriculture
Income Before Income Taxes	$(12,295)	$635	$(25,075)	$13,680
Adjustments
Impact of sale-leaseback financing expense (1)	—	6,067	—	6,067
Total Adjustments	—	6,067	—	6,067
Adjusted Income Before Income Taxes	$(12,295)	$6,702	$(25,075)	$19,747

Adjusted Income Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$(1,216)	$(4,893)	$(5,393)	$(4,625)
Adjustments
Impact of sale-leaseback financing expense (1)	—	5,092	—	5,092
Total Adjustments	—	5,092	—	5,092
Adjusted Income Before Income Taxes	$(1,216)	$199	$(5,393)	$467
(1) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.

EBITDA
Net (Loss) Income	$(6,000)	$(4,304)	$(19,204)	$5,136
Adjustments
Interest expense, net of interest income	4,442	3,629	8,834	5,980
Floorplan interest expense	6,812	9,218	13,338	16,282
(Benefit) Provision for Income Taxes	(2,236)	54	(6,315)	3,399
Depreciation and amortization	9,414	9,698	18,329	18,413
EBITDA	12,432	18,295	14,982	49,210
Adjustments
Floorplan interest expense	(6,812)	(9,218)	(13,338)	(16,282)
Impact of sale-leaseback financing expense (1)	—	11,159	—	11,159
Total Adjustments	(6,812)	1,941	(13,338)	(5,123)
Adjusted EBITDA	$5,620	$20,236	$1,644	$44,087
(1) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.